UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)*

ZALICUS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

98887C 105

(CUSIP Number)

LUKE EVNIN MPM ASSET MANAGEMENT THE JOHN HANCOCK TOWER 200 CLARENDON STREET, 54TH FLOOR BOSTON, MASSACHUSETTS 02116 TELEPHONE: (617) 425-9200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 24, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.    ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM BioVentures III-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 4,612,780
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 4,612,780
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,612,780
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 3.6%(2)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule is filed by MPM BioVentures III-QP, L.P. (“BV III QP ”), MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2003 BVIII LLC (“AM LLC”), MPM Asset Management LLC (“MPM AM”), MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC” and collectively with BV III QP, BV III, BV III PF, BV III KG, AM LLC and BV III GP, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons”). BVIII GP and BVIII LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Listed Persons are Series A members of BV III LLC and managers of AM LLC. Luke Evnin and Ansbert Gadicke are members of MPM AM. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	This percentage is calculated based upon 126,698,473 shares of Zalicus, Inc.’s (the “Issuer’s”) common stock, par value $0.001 per share (the “Common Stock”) outstanding on August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM BioVentures III, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 308,986
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 308,986
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 308,986
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.2%(2)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM Asset Management Investors 2003 BVIII LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 89,009
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 89,009
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 89,009
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%(2)
14.	Type of Reporting Person (see instructions) 00

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM BioVentures III Parallel Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 138,316
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 138,316
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 138,316
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%(2)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM BioVentures III GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 388,591
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 388,591
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 388,591
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.3%(2)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM Asset Management LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 29,298
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 29,298
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,298
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.0%(2)
14.	Type of Reporting Person (see instructions) OO

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM BioVentures III GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,448,673(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,448,673(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,448,673(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.3%(3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; and 388,591 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons MPM BioVentures III LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,448,673(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,448,673(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,448,673(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.3%(3)
14.	Type of Reporting Person (see instructions) OO

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; and 388,591 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,566,980(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,566,980(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,566,980(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.4%(3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; 388,591 shares of Common Stock held by BV III KG; 89,009 shares of Common Stock held by AM LLC; and 29,298 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,566,980(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,566,980(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,566,980(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.4%(3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; 388,591 shares of Common Stock held by BV III KG; 89,009 shares of Common Stock held by AM LLC; and 29,298 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons Nicholas Galakatos
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,537,682(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,537,682(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,537,682(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.4%(3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; 388,591 shares of Common Stock held by BV III KG; and 89,009 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons Michael Steinmetz
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,537,682(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,537,682(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,537,682(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.4%(3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; 388,591 shares of Common Stock held by BV III KG; and 89,009 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons Kurt Wheeler
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,537,682(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,537,682(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,537,682(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.4%(3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; 388,591 shares of Common Stock held by BV III KG; and 89,009 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 20010A103

1.	Name of Reporting Persons Nicholas Simon III
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,537,682(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,537,682(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,537,682(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.4%(3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; 388,591 shares of Common Stock held by BV III KG; and 89,009 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

13D

CUSIP No. 98887C 105

1.	Name of Reporting Persons Dennis Henner
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,537,682(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,537,682(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,537,682(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.4%(3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 4,612,780 shares of Common Stock held by BV III QP; 308,986 shares of Common Stock held by BV III; 138,316 shares of Common Stock held by BV III PF; 388,591 shares of Common Stock held by BV III KG; and 89,009 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.

Explanatory Note:

This Amendment No. 4 to Schedule 13D (this “Schedule 13D”) amends and supplements the Schedule 13D previously filed by the undersigned with the Securities and Exchange Commission on January 5, 2010 and amended by Amendment No. 1 filed March 17, 2010, Amendment No. 2 filed October 14, 2011 and Amendment No. 3 filed October 31, 2011 (as amended, the “Original Schedule 13D”). This Schedule 13D/A is being filed to report the open market sales of shares of common stock of Zalicus, Inc. (the “Company”) by the MPM Entities.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D. The Original Schedule 13D is hereby further amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 4. Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:

The MPM Entities sold an aggregate of 5,566,981 shares of Common Stock in open market transactions from September 20, 2012 through September 28, 2012 for aggregate proceeds of $4,263,797.

Item 5. Interest in Securities of the Issuer

“Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b) The following information with respect to the ownership of the common stock of the Issuer by the Reporting Persons is provided as of September 28, 2012:

Filing Person	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (1)
BV III QP	4,612,780	4,612,780	0	4,612,780	0	4,612,780	3.6%
BV III	308,986	308,986	0	308,986	0	308,986	0.2%
BV III PF	138,316	138,316	0	138,316	0	138,316	0.1%
BV III KG	388,591	388,591	0	388,591	0	388,591	0.3%
AM LLC	89,009	89,009	0	89,009	0	89,009	0.1%
MPM AM	29,298	29,298	0	29,298	0	29,298	0.0%
BV III GP(2)	0	0	5,448,673	0	5,448,673	5,448,673	4.3%
BV III LLC(2)	0	0	5,448,673	0	5,448,673	5,448,673	4.3%
Luke Evnin(3)(4)	0	0	5,566,980	0	5,566,980	5,566,980	4.4%
Ansbert Gadicke(3)(4)	0	0	5,566,980	0	5,566,980	5,566,980	4.4%
Nicholas Galakatos(3)	0	0	5,537,682	0	5,537,682	5,537,682	4.4%
Michael Steinmetz(3)	0	0	5,537,682	0	5,537,682	5,537,682	4.4%
Kurt Wheeler(3)	0	0	5,537,682	0	5,537,682	5,537,682	4.4%
Nicholas Simon III(3)	0	0	5,537,682	0	5,537,682	5,537,682	4.4%
Dennis Henner(3)	0	0	5,537,682	0	5,537,682	5,537,682	4.4%

(1)	This percentage is calculated based upon 126,698,473 shares of Issuer’s Common Stock outstanding as of August 6, 2012, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2012.
(2)	BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The securities with respect to which these entities share voting and dispositive power are held as follows: 4,612,780 shares of Common Stock by BV III QP; 308,986 shares of Common Stock by BV III; 138,316 shares of Common Stock by BV III PF; and 388,591 shares of Common Stock by BV III KG.

(3)	These Filing Persons are Series A Members of BV III LLC and managers of AM LLC. The securities with respect to which these Filing Persons share voting and dispositive power are held as follows: 4,612,780 shares of Common Stock by BV III QP; 308,986 shares of Common Stock by BV III; 138,316 shares of Common Stock by BV III PF; 388,591 shares of Common Stock by BV III KG.; and 89,009 shares of Common Stock by AM LLC.
(4)	Also includes 29,298 shares of Common Stock held by MPM AM, of which these Filing Persons are members and with respect to which these Filing Persons share voting and dispositive power.

(c)	The Reporting Persons sold the following shares of Common Stock in the open market:

MPM Entity	Date of Transaction	Number of Shares Sold	Price Per Share
BV III QP	September 20, 2012	322,937	$0.85	(1)
BV III	September 20, 2012	21,713	$0.85	(1)
BV III PF	September 20, 2012	9,753	$0.85	(1)
BV III KG	September 20, 2012	27,292	$0.85	(1)
AM LLC	September 20, 2012	6,253	$0.85	(1)
MPM AM	September 20, 2012	2,052	$0.85	(2)
BV III QP	September 21, 2012	467,180	$0.82	(2)
BV III	September 21, 2012	31,412	$0.82	(2)
BV III PF	September 21, 2012	14,109	$0.82	(2)
BV III KG	September 21, 2012	39,482	$0.82	(2)
AM LLC	September 21, 2012	9,045	$0.82	(2)
MPM AM	September 21, 2012	2,969	$0.82	(2)
BV III QP	September 24, 2012	828,042	$0.79	(3)
BV III	September 24, 2012	55,675	$0.79	(3)
BV III PF	September 24, 2012	25,008	$0.79	(3)
BV III KG	September 24, 2012	69,980	$0.79	(3)
AM LLC	September 24, 2012	16,032	$0.79	(3)
MPM AM	September 24, 2012	5,263	$0.79	(3)
BV III QP	September 25, 2012	437,206	$0.78	(4)
BV III	September 25, 2012	29,397	$0.78	(4)
BV III PF	September 25, 2012	13,204	$0.78	(4)
BV III KG	September 25, 2012	36,949	$0.78	(4)
AM LLC	September 25, 2012	8,465	$0.78	(4)
MPM AM	September 25, 2012	2,779	$0.78	(4)
BV III QP	September 26, 2012	379,243	$0.75	(5)
BV III	September 26, 2012	25,499	$0.75	(5)
BV III PF	September 26, 2012	11,454	$0.75	(5)
BV III KG	September 26, 2012	32,051	$0.75	(5)
AM LLC	September 26, 2012	7,343	$0.75	(5)
MPM AM	September 26, 2012	2,410	$0.75	(5)
BV III QP	September 27, 2012	1,540,159	$0.78	(6)
BV III	September 27, 2012	103,556	$0.78	(6)
BV III PF	September 27, 2012	46,514	$0.78	(6)
BV III KG	September 27, 2012	130,162	$0.78	(6)
AM LLC	September 27, 2012	29,820	$0.78	(6)
MPM AM	September 27, 2012	9,789	$0.78	(6)
BV III QP	September 28, 2012	634,930	$0.76	(7)
BV III	September 28, 2012	42,691	$0.76	(7)
BV III PF	September 28, 2012	19,176	$0.76	(7)
BV III KG	September 28, 2012	53,659	$0.76	(7)
AM LLC	September 28, 2012	12,293	$0.76	(7)
MPM AM	September 28, 2012	4,035	$0.76	(7)

(1)	Represents the weighted average sales price for the price increments ranging from $0.84 to $0.88.
(2)	Represents the weighted average sales price for the price increments ranging from $0.79 to $0.86.
(3)	Represents the weighted average sales price for the price increments ranging from $0.78 to $0.82.
(4)	Represents the weighted average sales price for the price increments ranging from $0.77 to $0.80.
(5)	Represents the weighted average sales price for the price increments ranging from $0.74 to $0.79.
(6)	Represents the weighted average sales price for the price increments ranging from $0.75 to $0.84.
(7)	Represents the weighted average sales price for the price increments ranging from $0.74 to $0.79.

(d) Not applicable.

(e) Not applicable.

The information provided and incorporated by reference in Item 3 and Item 6 is hereby incorporated by reference in this Item 5.

Item 7. Material to Be Filed as Exhibits

Item 7 of the Original Schedule 13D is hereby supplemented by adding the following in appropriate order:

D.	Agreement regarding filing of joint Schedule 13D/A.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 1, 2012

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM BioVentures III LLC, its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin Title: Series A Member	By:	/s/ Luke Evnin Name: Luke Evnin Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P., its General Partner	By:	MPM BioVentures III GP, L.P., in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC, its General Partner	By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin Title: Series A Member	By:	/s/ Luke Evnin Name: Luke Evnin Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC		MPM BIOVENTURES III GP, L.P.

		By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin Name: Luke Evnin Title: Manager	By:	/s/ Luke Evnin Name: Luke Evnin Title: Series A Member

MPM BIOVENTURES III LLC		MPM ASSET MANAGEMENT LLC

By:	/s/ Luke Evnin Name: Luke Evnin Title: Series A Member	By:	/s/ Luke Evnin Name: Luke Evnin Title: Member

/s/ Luke Evnin Luke Evnin		/s/ Ansbert Gadicke Ansbert Gadicke

/s/ Nicholas Galakatos Nicholas Galakatos		/s/ Michael Steinmetz Michael Steinmetz

/s/ Kurt Wheeler Kurt Wheeler	/s/ Nicholas Simon III Nicholas Simon III

/s/ Dennis Henner Dennis Henner

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact

constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX

D.	Agreement regarding filing of joint Schedule 13D/A.